Exhibit 10.14

4FRONT VENTURES CORP.

SEVERANCE

GENERAL WAIVER AND RELEASE AGREEMENT

Jerry Derevyanny

I elect to receive the special benefits described in this 4Front Ventures Corp. Severance and General Waiver and Release Agreement and in connection therewith provide the following General Waiver and Release (“Release”):

1. Termination and Description of Special Benefits.

I understand that my employment with 4Front Ventures Corp. (including all of its subsidiaries and affiliates, collectively, “4Front”) was terminated effective as of the close of business on June 30, 2020 (the “Termination Date”). I understand that, regardless of whether I sign this Release, I have already been paid my normal salary and for my 242 hours of unused vacation/paid time off, and all of my other health and welfare benefits, accrued through the Termination Date. I also understand that the special benefits I will receive by timely signing and not revoking this Release are as follows:

(a)

a lump sum severance payment equal to $191,615.38 (which I acknowledge is equal to twelve (12) months of my base salary at the current rate per annum, minus $20,382.62 already paid to me for services that I have been providing to 4Front since the Termination Date), which payment shall be made, subject to withholding for applicable taxes, in connection with the first payroll period following the date on which this Release becomes effective (anticipated to occur on or about June 25, 2020, though I acknowledge and agree that I will assist 4Front with completing its Annual Information Form / Form 20-F filing due on or about June 30, 2020 for no additional compensation);

(b)

a new grant of options to purchase 1,400,000 of 4Front’s Class A Subordinate Voting Shares (“SVS”) at a purchase price of Cdn$0.80 per SVS, which options shall vest as follows: (i) two-thirds (2/3) of such options shall immediately vest upon the parties’ execution of this Release, and (ii) the remaining one-third (1/3) of such options shall vest on the first (1st) anniversary of the parties’ execution of this Release. Such new grant of options will be evidenced by an option certificate, to be executed and delivered by 4Front in the form attached hereto as Exhibit A.

In addition, I acknowledge and agree that, notwithstanding anything to the contrary set forth in my Employment Agreement or in any other written agreement executed between 4Front and me, my options to purchase 10,000 PVS and 11,250 PVS, respectively, evidenced by option certificates dated as of July 31, 2019, will automatically expire and no longer be exercisable on and as of the date that is thirty (30) days after the parties’ execution of this Release, to the extent the such options are not exercised on or before such date. I acknowledge and agree that such option certificates may be amended accordingly, and I will execute any acknowledgements, agreements or documents that may be necessary, in 4Front’s reasonable discretion, to give full force and effect to the modification of my previous option grants described in this paragraph.

I further acknowledge that I have been offered health benefits coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Coverage will be provided for the duration prescribed under the applicable COBRA regulations and only if I sign applicable COBRA enrollment forms and remit the required premium payments to 4Front’s COBRA administrator in a timely fashion.

2. General Release of Claims.

I hereby release the Company (as defined in paragraph 5 below) from, and covenant not to sue the Company with respect to, any and all claims I have against the Company. The Company hereby releases me from, and covenants not to sue me with respect to, any and all claims the Company may have against me, excluding any claims based upon my intentional or negligent acts or omissions that either fall outside the course and scope of my employment or exceed my authorization during employment, or that arise after the effective date of this Release. The Company further acknowledges and agrees that my right to be indemnified by the Company in respect of actions or proceedings arising out of or relating to my employment with the Company (subject to the exclusions set forth in the preceding sentence) shall survive following the effective date of this Release.

3. Claims to Which Release Applies.

This Release applies both to claims which are now known or are later discovered. However, this Release does not apply to any claims that may arise after the date I execute the Release, nor does this Release apply to any claims which may not be released under applicable law.

4. Claims Released Include Age Discrimination and Employment Claims.

The claims released by me hereunder include, but are not limited to:

(a)

claims based on breach of contract, covenant of good faith and fair dealing, state or federal whistleblower statute or regulation, tort (including defamation, invasion of privacy, or intentional infliction of emotional distress), misrepresentation, wrongful discharge, terms and conditions of employment, discrimination, harassment, and retaliation;

(b)	claims arising out of or relating in any way to my employment with the Company or the conclusion of that employment or any actions or inactions of the Company relating to me in any way; and
(c)

claims arising under any federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits (including wage claims of all types, whether for non-payment, late payment, overtime, bonuses, commissions, deductions and/or penalties).

 5. Release Covers Claims Against Related Parties.

For purposes of this Release the terms “4Front” and the “Company” include 4Front and all of its past, present and future parents, subsidiaries and affiliates, and other current or former related entities thereof, and all of the past, present, and future officers, directors, employees, agents, members, insurers, legal counsel, and successors and assigns of said entities. Therefore, the claims released include claims I have against any such persons or entities.

6. The Terms “Claims” and “Release” are Construed Broadly.

As used in this Release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights,” “causes of action (whether arising in law or equity),” “damages,” “demands,” “obligations,” “grievances” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.” Nothing in this Release is a waiver of my right to file any charge or complaint with administrative agencies such as the United States Equal Employment Opportunity Commission which, as a matter of law, I cannot be prohibited from or punished for filing (hereafter, “Excepted Charge”), although 4Front’s acknowledgment of this exception does not limit the scope of the waiver and release in paragraphs 2-7 herein, and I waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any Excepted Charge, with regard to any claim released herein.

7. Release Binding on Employee and Related Parties.

This Release shall be binding upon me and my spouse, agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

8. Additional Consideration.

I have executed this Release in consideration for the payments and benefits described in paragraph 1 above. I acknowledge that these payments and benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from the Company. These payments and benefits are sufficient to support this Release.

9. Opportunity to Consider this Release; Consultation with Attorney.

I have read this Release and fully understand its terms. I am hereby being offered seven (7) calendar days following the date on which this Release was presented to me to consider this Release. I am hereby advised in writing to consult with an attorney before signing this Release and I have done so or had the opportunity to do so.

10. All Representations in Documents.

In entering into this Release I acknowledge that I have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this Release. This Release sets forth the entire agreement between the Company and me and completely supersedes any prior agreements, oral statements or understandings concerning the termination of my employment and any benefits I might receive following that termination. This Release does not supersede my obligations and the Company’s rights under any agreement I have previously signed or executed with the Company pertaining to matters of confidentiality, intellectual property or restrictive employment covenants. I agree that I am not entitled to any other severance or benefits, vacation, bonus, commission or other payments of any kind, except those described in this Release.

11. Voluntary Agreement.

I have read this Release and fully understand its terms. I have entered into this Release knowingly and voluntarily and understand that its terms are binding on me.

12. Partial Invalidity of Release.

If any part of this Release is held to be unenforceable, invalid or void, then the balance of this Release shall nonetheless remain in full force and effect to the extent permitted by law.

13. Headings.

The headings and subheadings in this Release are inserted for convenience and reference only and are not to be used in construing the Release.

14. Applicable Law and Venue.

Washington law will apply in connection with any dispute or proceeding concerning this Release. Insofar as federal law does not control, venue as to any dispute regarding this Release, or interpretation thereof, shall be exclusively in Phoenix, Arizona.

15. Relationship of Severance Benefits to My Rights Under Other Benefit Plans.

I understand that the payments payable to me under paragraph 1 above shall not be taken into account for purposes of determining my benefits under any other qualified or nonqualified plans of the Company, including accrued rights I may have, if any, to retirement benefits under 4Front’s pension or other retirement plans.

16. No Sexual Harassment.

I represent and warrant that I have not suffered any sexual harassment or sexual abuse in connection with my employment by the Company, or by any officer, manager, employee, agent, customer, or supplier of the Company; that I am not currently aware of any facts or circumstances that would give rise to a sexual harassment or sexual abuse claim against the Company; and that this Release and the Severance is not a settlement or payment related to a sexual harassment or sexual abuse claim.

17. Confidentiality.

I agree that I will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms of this Release or the fact that I have entered into this Release, to any person, corporation, association, government agency, or other entity, other than my spouse, legal counsel, and tax advisor, except (1) to the extent necessary to report income to appropriate taxing authorities, (2) in response to an order or subpoena of a court or government agency of competent jurisdiction, or (3) to make truthful statements about the facts and circumstances regarding the termination of my employment (i.e., that such termination was voluntary on my part). However, notice of receipt of such order or subpoena shall be immediately communicated to 4Front telephonically and in writing, so that 4Front shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to my response to such order or subpoena. I agree that my spouse, legal counsel, and tax advisor shall be bound by this confidentiality provision. Any violation of this section is considered a material breach of this Release, subjecting me to a claim for damages resulting from such breach. If I violate this confidentiality provision before 4Front makes the payment specified in paragraph 1 above, then 4Front’s obligation to make such payment shall be extinguished; however, all other terms of this Release shall remain in effect.

18. Confidential/Proprietary Information and Intellectual Property.

Notwithstanding any concurrent obligations that I owe to 4Front relating to its confidential or proprietary information or Intellectual Property, that may or may not arise from separate employment-related agreements I have previously executed with 4Front, the applicability of which shall continue and be effective after my execution of this Release, I agree to keep confidential and not to use or disclose to others any secret or confidential information, proprietary information, or trade secrets of 4Front or its members, customers, or insureds that I acquired during my employment with 4Front. I also agree to disclose to any future employers the existence and extent of any obligations that I owe to 4Front relating to its confidential or proprietary information or Intellectual Property, including the existence of any employment-related agreements I have previously executed with 4Front. “Confidential information” includes information, including electronically stored information, that is proprietary to 4Front and not publicly known, that an employee conceives, originates, discovers or develops, in whole or in part, or that was obtained or accessed as a result of employment with 4Front. I further agree that all materials, reports, data, plans, designs, concepts, models, documentation, software, products and modifications (“Inventions”) I developed during my employment with 4Front are the property of 4Front and deemed “works made for hire.” I hereby assign and transfer to 4Front any right, title, or interest in such inventions, including, but not limited to, patent, trademark, service mark, copyright, industry property protection, trade secret, or any other intellectual property rights (“Intellectual Property”). I agree to cooperate fully with 4Front by executing any necessary documents and taking any other steps as may be reasonably requested by 4Front to perfect 4Front’s sole and exclusive ownership of Inventions and to pursue Intellectual Property in the United States and any foreign countries. I understand that nothing in this Release prohibits me from reporting to any governmental authority information concerning possible violations of law or regulation and that I may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution, liability, or retaliation, provided I do so in compliance with 18 U.S.C. § 1833.

19. Non-Disparagement; Social Media.

I agree not to at any time make, publish, or communicate to any person or entity or in any public forum (including, but not limited to, social media) any defamatory or disparaging remarks, comments or statements concerning the Company or any of its businesses, operations, assets, products, services, practices (including, but not limited to, human resources and other company practices), shareholders, lenders, actual or prospective investors, directors, officers, employees, consultants or independent contractors. In addition, I agree to update my profile on social media websites (such as LinkedIn) to reflect that I am no longer an employee of the Company. If I violate this non-disparagement provision before 4Front makes the payment specified in paragraph 1 above, then 4Front’s obligation to make such payment shall be extinguished; however, all other terms of this Release shall remain in effect.

Nothing herein shall be construed to restrict or impede me from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. I agree to promptly notify the Company in writing of any such order.

20. Non-Competition and Non-Solicitation.

For a period of twelve (12) months after the Termination Date (the “Restricted Period”), I agree not to, directly or indirectly:

(a)

engage, own, manage, operate, control, aid or assist another in the operation, organization or promotion of, be employed by, participate in, advise, or engage in any manner with the ownership, management, operation or control of any business, which has a place of business or regularly conducts business in the Restricted Territory (as defined below) and is a Competing Business (as defined below); or

(b)

solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any person then-employed or then-engaged by 4Front, or otherwise encourage any such person to perform services for any other individual or entity, including me.

For purposes of this Release, the term “Restricted Territory” means King County, Washington, and the term “Competing Business” means services or products that are similar to or competitive with those which the Company, or its predecessors, provided as of February 14, 2019, in the Restricted Territory. Nothing in this section is intended to, or shall be interpreted to, restrict my ability to practice law in the state of Washington.

21. Remedies.

In the event of a breach or threatened breach by me of paragraphs 17, 18, 19 or 20 of this Release, I hereby consent and agree that 4Front shall be entitled to obtain, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

22. Return of 4Front Property.

I agree to return all 4Front documents and other 4Front property currently in my possession, care, custody, or control within the time frame specified by 4Front during my out-processing. Severance benefits will be contingent on my timely return of 4Front property in reasonable condition.

23. Availability and Cooperation.

I agree to cooperate, at the request of 4Front, in the defense and/or prosecution of any charges, claims, and/or lawsuits relating to matters occurring during the period of my employment and about which I may have relevant information. In addition, I agree to make myself available to 4Front and its representatives, upon request, to assist with transitioning my duties and related matters.

24. Section 409A of the Code.

This Release shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exception thereto and each provision of the Release shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, 4Front does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Release. Except for 4Front’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, 4Front will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Release. Notwithstanding any other provision of this Release to the contrary, neither the time nor schedule of any payment under this Release may be accelerated or subject to further deferral except as permitted by Section 409A of the Code and the applicable regulations. You do not have any right to make any election regarding the time or form of any payment due under this Release. Notwithstanding anything in this Release to the contrary, if 4Front concludes, in the exercise of its discretion, that the severance benefits described in this Release are subject to Section 409A of the Code no severance payment will be paid prior to your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)). Installment payments shall be treated as separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

If the severance benefits described in this Release are subject to Section 409A of the Code, and if you are a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i)(1) on the date of your termination of employment, such payments shall not begin until the first day of the seventh month following your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)).

[Signature Page Follows]

Jerry Derevyanny
SS# ###-##-####
Employee Name (Please Print)

/s/ Jerry Derevyanny	Date 6/26/2020
Employee Signature

Received and acknowledged by:

4FRONT VENTURES CORP.

By:	/s/ Leo Gontmakher
Name:	Leo Gontmakher	Date 6/30/2020
Title:	CEO

EXHIBIT A

Option Certificate (New Grant)

(See attached)